Exhibit 10.1

DEAN FOODS COMPANY

AMENDED AND RESTATED

EXECUTIVE SEVERANCE PAY PLAN

Article 1. PURPOSE OF THE PLAN

The purpose of the Dean Foods Company Executive Severance Pay Plan dated September 4, 2006, as amended and restated as provided for herein as of August 26, 2008 (the “Plan”) is to provide severance benefits to executive officers and certain other designated officers or employees of Dean Foods Company (the “Company”) and its Subsidiaries whose employment terminates under the circumstances described below.

Article 2. DEFINITIONS

Certain Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

“Administrator” means a committee comprised of the following officers of the Company: the Chief Executive Officer, the General Counsel and the senior HR officer or, if at any time no person serves in any such office or is then acting in such capacity, the person fulfilling a substantially similar role; provided, however, that no such officer shall be authorized to act with respect to any manner that relates to his or her specific entitlements under the Plan.

“Board” means the Board of Directors of the Company.

“Cause” means (i) Participant’s conviction of any crime deemed by the Company to make the Participant’s continued employment untenable; (ii) Participant’s willful and intentional misconduct or negligence that has caused or could reasonably be expected to result in material injury to the business or reputation of the Company; (iii) a Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) the breach by a Participant of any written covenant or agreement with the Company or (v) Participant’s failure to comply with or breach of the Company’s “code of conduct” in effect from time to time.

“Corresponding Severance Period” means a period of years equal to the multiple applicable to the Participant’s Base Pay/Salary and Incentive Pay/Bonus in accordance with Exhibit A.

“Equity Awards” means any grants or awards of stock options, restricted stock and restricted stock units made to any Participant.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” means a termination of a Participant’s employment by such Participant following the occurrence of one or more of the following events: (i) a material reduction in the Participant’s annual base salary or target annual bonus opportunity (unless a similar reduction is applied broadly to similarly situated employees), (ii) a material reduction in the scope of a Participant’s duties and responsibilities, or (iii) the relocation of the Participant’s principal place of employment to a location that is more than 50 miles from such prior location of employment. In order for a termination by the Executive to constitute a termination for Good Reason, (i) the Executive must notify the Company of the circumstances claimed to constitute Good Reason in writing not later than the 90th day after it has arisen or occurred, (ii) the Company must not have cured such circumstances within 30 days of receipt of such notice and (iii) the Executive terminates employment within 6 months of such occurrence.

“Participant” means any employee who satisfies the eligibility requirements of Section 3.

“Qualifying Termination” means (i) the involuntary termination of a Participant’s employment by the Company (other than for Cause) or (ii) the voluntary termination of a Participant’s employment with the Company for Good Reason. For all purposes under this Plan, an Executive shall not have a “termination of employment” (and corollary terms) from the Company unless and until the Executive has a “separation from service” from the Company (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied in accordance with such rules as shall be established by the Company from time to time).

“Severance Benefits” means the amounts and benefits provided in Exhibit A.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Article 3. ELIGIBILITY

Eligibility under the Plan is limited to the executives and officers of the Company and its Subsidiaries (i) having (A) the title of Senior Vice President and above and a minimum salary grade designated by the Administrator or (B) the title of Vice President and a minimum salary grade designated by the Administrator, and (ii) such other officers or executives of the Company as the Administrator shall from time to time designate as eligible to participate in the Plan at such level of participation as the Administrator may determine.

Article 4. SEVERANCE BENEFITS

4.1	Severance Benefits. Each Participant who experiences a Qualifying Termination and who satisfies any additional conditions imposed pursuant to Section 4.3 shall receive the applicable Severance Benefits as provided in Exhibit A. Severance Benefits shall be reduced by such amounts as may be required under all applicable federal, state, local or other laws or regulations to be withheld or paid over with respect to such payment. No Participant shall be entitled to duplicate benefits pursuant to this Plan and any other plan or agreement and no Participant shall receive any Severance Benefits upon a termination of employment other than a Qualifying Termination.

4.2	Time of Payment of Severance Benefits.

(a) If a Participant incurs a Qualifying Termination prior to January 1, 2009, any Severance Benefits (other than “Base Pay/Salary” and “Incentive Pay/Bonus”) will be paid in a single lump sum within thirty (30) business days after the Participant’s date of termination of employment. In such circumstance and subject to the satisfaction of the conditions set forth in section 4.3, for the period through the end of 2008, “Base Pay/Salary” and “Incentive Pay/Bonus” shall be paid on a pro-rata basis, in accordance with the Company’s normal payroll practices applicable to Base Pay/Salary, assuming that the aggregate amount payable would be paid over the Participant’s Corresponding Severance Period. The first such pro-rated payment shall be made on the first payroll period commencing after the Participant’s date of termination and similar pro-rated payments shall be made as of each subsequent payroll period through the remainder of 2008. The remainder of any Severance Benefits in respect of Base Pay/Salary and Incentive Pay/Bonus shall be paid in a single lump sum payment in 2009, but in no event later than March 15, 2009.

(b) If a Participant incurs a Qualifying Termination on or after January 1, 2009, subject to the satisfaction of the conditions set forth in section 4.3, all Severance Benefits shall be payable within 75 days after the date of the Participant’s termination of employment.

4.3	Conditions to Payment. Notwithstanding anything contained in the Plan to the contrary, (i) payment of any Severance Benefits shall be conditioned upon the execution and non-revocation by Participant of a release in a form and in substance reasonably satisfactory to the Administrator within 60 (sixty) days after the Participant’s termination of employment and (ii) the Administrator may condition the Participant’s receipt of all or any portion of the Severance Benefits upon the Participant’s agreement to such additional conditions as the Administrator may deem necessary or appropriate to promote the interests of the Company, including the execution by Participant of an agreement not to compete with, not to solicit employees or customers from, and/or not to use or disclose confidential information of, the Company and its Subsidiaries during a period of time not exceeding the Participant’s Corresponding Severance Period. Any conditions imposed by the Administrator under subclause (ii) of the immediately preceding sentence shall be communicated to the Participant not later than five business days after the date of termination, and must be agreed to by the Participant within 60 (sixty) days following the Participant’s termination of employment in order for the Participant to be eligible to receive the Severance Benefits subject to such condition.

4.4	Other Benefits. A Participant’s benefits under this Plan shall be reduced by any severance, separation or early retirement incentive pay or other similar benefits the Participant receives under any other plan, program, agreement or arrangement, such benefits shall be treated as satisfying the obligations to the Participant hereunder, to the extent of such payment, so that there shall be no duplication of benefits. Except as provided in this Plan, a Participant’s rights under any employee benefit plans maintained by the Company shall be determined in accordance with the provisions of such plans.

Article 5. METHOD OF FUNDING

Nothing in the Plan shall be interpreted as requiring the Company to set aside any of its assets for the purpose of funding its obligations under the Plan. No person entitled to benefits under the Plan shall have any right, title or claim in or to any specific assets of the Company, but shall have the right only as a general creditor to receive benefits on the terms and conditions provided in the Plan.

Article 6. ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Administrator, who shall have full authority, consistent with the Plan, to administer the Plan, including authority to interpret, construe and apply any provisions of the Plan. Any decisions of the Administrator shall be final and binding on all parties.

The Administrator shall be the Plan Administrator and named fiduciary of the Plan for purposes of ERISA. The Administrator may delegate to any person, committee or entity any of his or her respective duties hereunder and the decisions of any such person with respect to such delegated matters shall be final and binding in accordance with the first paragraph of this section. This section shall constitute the Plan’s procedures for the allocation of responsibilities for the operation and administration of the Plan (within the meaning of Section 405(c) of ERISA).

Article 7. AMENDMENT OR TERMINATION OF PLAN

Notwithstanding anything in the Plan to the contrary, the Company’s Board of Directors may amend, modify or terminate the Plan at any time by written instrument; provided that any such amendment, modification or termination shall not (i) with respect to any Participant who has an employment or other written agreement with the Company explicitly providing for participation in this Plan, result in the loss of any material or substantive rights for such Participant or (ii) with respect to any Participant, deprive such Participant of any payment or benefit that the Plan Administrator previously has determined is payable to such Participant under the Plan. In addition, the Administrator shall have the right at any time to make any amendments to the Plan that could be made by the Board of Directors under the preceding sentence, including modifying the timing and form of payment of all or any portion of Severance Benefits or other payments described herein, if, in the sole discretion of the Plan Administrator, any such amendment is necessary or advisable as a result of changes in law or to avoid the imposition of an additional tax, interest or penalty under section 409A of the Internal Revenue Code of 1974, as amended (the “Code”) and regulations promulgated thereunder.

Article 8. MISCELLANEOUS

8.1	Headings. Headings of sections in this instrument are for convenience only, and do not constitute any part of the Plan.

8.2	Severability. If any provision of this Plan or the rules and regulations made pursuant to the Plan are held to be invalid or illegal for any reason, such illegality or invalidity shall not affect the remaining portions of this Plan.

8.3	Effect on Prior Plans. With respect to any employee who is eligible to receive benefits under the Plan, the Plan supersedes any and all prior severance plans, agreements, programs and policies to the extent applicable to such employees.

8.4	Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company, and its respective successors and assigns and shall be binding upon and inure to the benefit of a Participant and his or her legal representatives, heirs and assigns. No rights, obligations or liabilities of a Participant hereunder shall be assignable without the prior written consent of the Company.

8.5	Governing Law. The Plan shall be construed and enforced in accordance with ERISA and the laws of the State of Delaware to the extent such laws are not preempted by ERISA.

8.6	Section 409A. Neither the Company nor any of its directors, officers or employees shall have any liability to an employee in the event such Section 409A applies to any benefit provided pursuant to this policy in a manner that results in adverse tax consequences for the employee or any of his or her beneficiaries or transferees.

EXHIBIT A

SEVERANCE BENEFITS

	Executive Officers	Senior Vice-Presidents	Vice Presidents Grades 20-22
Base Pay/Salary	2 x current base salary	1.5 x current base salary	1 x current base salary

Incentive Pay/Bonus	2 x current annual bonus target	1.5 x current annual bonus target	1 x current annual bonus target

Equity Awards	Cash payment made for the in-the-money value of stock option awards and the fair market value of restricted shares that would vest over the 24 months following the date of severance based on average closing price of Dean Foods stock for 30 days immediately following the date of severance	Cash payment made for the in-the-money value of stock option awards and the fair market value of restricted shares that would vest over the 18 months following the date of severance based on average closing price of Dean Foods stock for 30 days immediately following the date of severance	Cash payment made for the in-the-money value of stock option awards and the fair market value of restricted shares that would vest over the 12 months following the date of severance based on average closing price of Dean Foods stock for 30 days immediately following the date of severance

Healthcare	Cash payment of $25,000 which may be used to pay COBRA expenses	Cash payment of $20,000 which may be used to pay COBRA expenses	Cash payment of $15,000 which may be used to pay COBRA expenses

Outplacement	Cash payment of $25,000	Cash payment of $20,000	Cash payment of $15,000

Current Year Bonus	Payment of a pro-rata bonus based on months employed during the year and the Participant’s target bonus for the year of termination	Payment of a pro-rata bonus based on months employed during the year and the Participant’s target bonus for the year of termination	Payment of a pro-rata bonus based on months employed during the year and the Participant’s target bonus for the year of termination